Exhibit 99.1

321 SOUTH BOSTON, SUITE 1000, TULSA, OKLAHOMA 74103

PRESS RELEASE FOR IMMEDIATE ISSUANCE

MIDSTATES PETROLEUM FILES VOLUNTARY CHAPTER 11 PETITIONS TO FACILITATE

PRE-ARRANGED BALANCE SHEET RESTRUCTURING

TULSA, OK — April 30, 2016 — Midstates Petroleum Company, Inc. and Midstates Petroleum Company LLC (together, “Midstates” or the “Company”) (OTC PINK: MPOY) today announced that they have filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas.  The Chapter 11 filing will facilitate a pre-arranged restructuring of the Company’s consolidated balance sheet through a reorganization plan.  The Company has entered into a Plan Support Agreement (“PSA”) with its lenders under the Company’s reserve-based revolving credit facility representing approximately 80% in principal amount of its first lien debt, along with certain other creditors holding approximately 74% in principal amount of the Company’s second lien debt and approximately 77% in principal amount of the Company’s third lien debt.  Among other things, the PSA contemplates (i) the permanent pay-down of $82 million of the Company’s first lien debt and a $170 million credit facility upon emergence, in the form of either a reserve-based revolving credit facility, a term loan, or a combination thereof, (ii) the pay-down of up to $60 million of the Company’s second lien debt, and (iii) the conversion into equity of all of the Company’s remaining debt junior to the first lien debt.

Jake Brace, President and Chief Executive Officer, said, “The sharp decline in oil prices since 2014 has put much of the oil and gas industry in financial difficulty.  While our premier Mississippian Lime assets can achieve solid rates of return in the current price environment, our highly leveraged balance sheet has severely limited our ability to sustain our operations during an extended period of low prices.  We believe that by restructuring the Company’s balance sheet now, we will be able to navigate through this downturn and create a much stronger and more financially sound company that will have long-term benefits for our employees, vendors, and all our stakeholders. We will operate our business as usual throughout this process and will complete our reorganization as quickly and cost effectively as possible.”

Midstates has filed a series of motions that, when granted, will enable the Company to maintain business-as-usual operations throughout the Chapter 11 process.  Included in these first day motions are requests to continue to pay employee wages, honor existing employee benefit programs, and pay royalties to mineral owners under the terms of the applicable agreements.

The Company has also filed motions seeking authority to pay expenses associated with production operation activities, drilling and completion activities, costs associated with gathering, processing, transportation and marketing, and expenses related to joint interest billings for non-operated properties.

Court filings as well as other information related to the Midstates restructuring are available through the Company’s claims agent, Kurtzman Carson Consultants LLC, online at http://www.kccllc.net/midstates, via email to Midstatesinfo@kccllc.net or via phone call to (888) 733-1446 (toll-free in North America) or (310) 751-2635 (Outside North America).

Midstates has retained Evercore and Huron Consulting Services LLC as its financial and restructuring advisors, respectively.  The Company is represented by Kirkland & Ellis LLP.

About Midstates Petroleum Company, Inc.

Midstates Petroleum Company, Inc. is an independent exploration and production company focused on the application of modern drilling and completion techniques in oil and liquids-rich basins in the onshore U.S.  The Company’s operations are currently focused on oilfields in the Mississippian Lime play in Oklahoma and the Anadarko Basin in Texas and Oklahoma.

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Contact:

Midstates Petroleum Company, Inc.

Jason McGlynn, Investor Relations, (918) 947-4614

Jason.McGlynn@midstatespetroleum.com